Exhibit 35.1

Servicer Compliance Statement

I, Timothy Schmidt, Senior Vice President and Treasurer of The Student Loan Corporation (“SLC”), the administrator of SLC Student Loan Trust 2010-1 (the “Issuer”) pursuant to the terms of the administration agreement, dated as of July 6, 2010 (the “Administration Agreement”), between SLC, as administrator, and the Issuer, and the servicer pursuant to the terms of the servicing agreement, dated as of July 6, 2010 (together with the Administration Agreement, the “Servicing Agreement”), certify that:

(a)	a review of SLC’s activities during the calendar year ended December 31, 2018 (the “Reporting Period”) and of SLC’s performance under the Servicing Agreement has been made under my supervision; and

(b)	to the best of my knowledge, based on such review, SLC has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the Reporting Period.

March 29, 2019

By:	/s/ Timothy Schmidt
Name:	Timothy Schmidt
Title:	Senior Vice President and Treasurer of The Student Loan Corporation